As filed with the Securities and Exchange Commission on April ___, 2001
                                               Registration No. 333-77749

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           Application for Withdrawal
                                       Of
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                         AMERICA FIRST ASSOCIATES CORP.
                 (Name of small business issuer in its charter)
                             ----------------------

Delaware                                6211                   11-324688
(State or other jurisdiction   (Primary standard industrial (I.R.S. employer of
incorporation or organization)  classification code number)  identification no.)

                             ----------------------

                              160 East 56tth Street
                                    6th Floor
                            New York, New York 10022
                                 (212) 644-8520

          (Address and telephone number of principal executive offices and principal place of business)

                             ----------------------

                                 JOSEPH RICUPERO
                              160 East 56th Street
                                    6th Floor
                            New York, New York 10022
                                 (212) 644-8520

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           Application for Withdrawal
                                       Of
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                         AMERICA FIRST ASSOCIATES CORP.

Pursuant to Securities Act Rule 477, America First Associates Corp., by and through its agent for service, Joseph Ricupero, hereby makes application for withdrawal of said Registration Statement, with the Securities and Exchange Commission, filed on the 5th day of May, 1999, on the grounds that:

1. The Registrant has attempted but failed to acquire a qualified independent underwriter as required by the Conduct Rules of the National Association of Securities Dealers, Inc. for pricing of the securities under the Registration without making such distribution of its securities prohibitive and unduly costly; and

2. The Registrant is not obligated to register the securities for the holders thereof and has determined that the Registration is not necessary; and,

3. The Registration believes that it is in its best interest and that of its shareholders that it withdraw this Registration Statement, and;

4. No sales or offers of sales were made for the securities subject to the Registration Statement.

                                    Signature

In accordance with the requirements of the Securities Act of 1933, and pursuant to Rule 478 thereunder, the Registrant, by and through its attorney for service, Joseph Ricupero, has signed this Application for Withdrawal for Registration Statement, in the City of New York, State of New York, on this 23 day of April, 2001.

                                        AMERICA FIRST ASSOCIATES CORP.

                                        By: /s/ Joseph Ricupero
                                        --------------------------------------
                                        Joseph Ricupero, Chief Executive Officer